EXHIBIT (h)(11)(ii)

Execution Copy

AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

THIS AMENDMENT TO THE SUB-ADMINISTRATION AGREEMENT, dated as of May 31, 2012 (this “Amendment”), by and between BofA Advisors, LLC, a Delaware limited liability company, for itself and its Affiliates (“BofA Advisors”) and State Street Bank and Trust Company (the “Supplier”), a Massachusetts trust company, amends the Sub-Administration Agreement, dated as of May 1, 2010, by and between BofA Advisors and the Supplier (the “Agreement”).  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, BofA Advisors and Supplier desire to amend and supplement the Agreement upon the following terms and conditions;.

NOW, THEREFORE, in consideration of the promises set forth herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.                                      Schedule A attached to the Agreement shall be hereby replaced in its entirety by the Schedule A dated May 31, 2012 attached hereto and incorporated herein by reference.

2.                                      Paragraph (m) on Schedule B attached to the Agreement shall be removed in its entirety and replaced with the following:

“[Reserved].”

3.                                      General Provisions.  This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof.  This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement.  This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other.  Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

BofA ADVISORS, LLC

By:	/s/ Jeffrey R. Coleman
Name: Jeffrey R. Coleman
Title: Managing Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

Schedule A

5/31/12

BofA Fund Series Trust

BofA California Tax Exempt Reserves

BofA Cash Reserves

BofA Connecticut Municipal Reserves

BofA Government Plus Reserves

BofA Government Reserves

BofA Massachusetts Municipal Reserves

BofA Money Market Reserves

BofA Municipal Reserves

BofA New York Tax Exempt Reserves

BofA Tax Exempt Reserves

BofA Treasury Reserves

Banc of America Capital Management Partnerships

Strategic Cash Portfolio